UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  April 6, 2011

ENERGY TELECOM, INC.
(Exact name of registrant as specified in its charter)

Florida	333-167380	65-0434332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501-B N. Ponce de Leon Blvd., #393, St. Augustine, Florida 32084
(Address of principal executive offices)

Registrant’s telephone number, including area code: (904) 819-8995

Copy of correspondence to:

Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2011, the Board of Directors of Energy Telecom, Inc. (the “Company”) approved the issuance of 200,000 shares of class B common stock (the “Shares”) of the Company to Thomas Rickards, our President and Chief Executive Officer to reward Mr. Rickards for his past actions on behalf of the Company and to incentivize him to continue to manage the day-to-day operations of the Company.  On May 3, 2011, the Company and Mr. Rickards agreed to nullify the issuance of the Shares and returned the Shares to the Company for cancellation.

On May 3, 2011, the Board of Directors of the Company approved an employment agreement (the “Agreement”) with Thomas Rickards to serve as the Company’s President and Chief Executive Officer.  The Agreement is effective as of May 1, 2011 and has a term of one year.  The base salary under the Agreement is $36,000, which is subject to an increase by the mutual agreement of the Company and Mr. Rickards, not to exceed $50,000 per annum.  Mr. Rickards shall also receive 200,000 shares of the Company’s class A common stock.  In addition, Mr. Rickards is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Employment Agreement, effective as of May 1, 2011, by and between Energy Telecom and Thomas Rickards

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TELECOM, INC.

Dated: May 4, 2011	By:	/s/ THOMAS RICKARDS
Thomas Rickards
Chief Executive Officer

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